Exhibit 23.2

August 3, 2020

JetBlue Airways Corporation

27-01 Queens Plaza North

Long Island City, NY 11101

Re:	JetBlue Airways Corporation (the “Company”)
Seventeen Airbus A321-231 Aircraft and Seven Airbus A321-271NX Aircraft Appraisals

Ladies and Gentlemen:

We hereby consent to (i) the use of the report prepared by us with respect to the aircraft referred to above; (ii) the summary of such report under the headings (a) “Prospectus Supplement Summary – Summary of Terms of Class A Certificates,” (b) “Prospectus Supplement Summary – Series A Equipment Notes and the Aircraft,” (c) “Prospectus Supplement Summary – Loan to Aircraft Value Ratios,” (d) “Risk Factors – Risk Factors Relating to the Class A Certificates and the Offering,” (e) “Description of the Aircraft and the Appraisals – The Appraisals,” (f) “Description of the Series A Equipment Notes – Loan to Value Ratios of the Series A Equipment Notes” and (g) “Appendix III – Loan to Value Ratios of the Series A Equipment Notes”; and (iii) references to our firm under the headings (a) “Prospectus Supplement Summary – Series A Equipment Notes and the Aircraft,” (b) “Risk Factors – Risk Factors Relating to the Class A Certificates and the Offering,” (c) “Description of the Aircraft and the Appraisals – The Appraisals” and (d) “Experts” in the Company’s preliminary prospectus supplement expected to be dated on or about August 3, 2020, and the Company’s final prospectus supplement, in each case to the prospectus, dated March 1, 2019, included in Registration Statement No. 333-230007 and relating to the offering of JetBlue Airways Corporation Pass Through Certificates, Series 2020-1A.

Sincerely,

BK ASSOCIATES, INC.

By:	/s/ Pooja Gardemal

Name:	Pooja Gardemal, CPA/ABV
Title:	Managing Director